June 29, 1995


Baldor Electric Company
5711 R.S. Boreham Jr. Street
Fort Smith, Arkansas  72901

RE:  1994 Incentive Stock Plan

We are counsel for Baldor Electric Company, a Missouri corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 Common Stock Purchase Rights (the "Rights") accompanying and associated with 1,000,000 shares of common stock, $.10 per share par value, of the Company (the "Shares"), to be issued under the 1994 Incentive Stock Plan (the "Plan"). A Registration Statement on Form S-8 (the "Registration Statement") with respect to such Rights is being filed concurrently herewith with the Securities and Exchange Commission. We note that the Company filed a Registration Statement on Form S-8 with respect to the Shares on May 12, 1995 (Securities Act File No. 33-59281).

As counsel, we have reviewed the organizational documents of the Company, including the Restated Articles of Incorporation and the Bylaws as amended to date and we have reviewed the Plan and the Rights Agreement dated as of May 6, 1988 by and between the Company and Wachovia Bank and Trust Company, N.A., as Rights Agent. We have also examined copies of resolutions certified by the Secretary of the Company and adopted at: (i) meetings of the Board of Directors of the Company held on May 6, 1988, February 7, 1994, and June 16, 1995; and
(ii) a meeting of the shareholders of the Company held on May 7, 1994. We have also relied on a Certificate issued by the Missouri Secretary of State dated June 29, 1995, certifying as to the incorporation of the Company and to the Company's good standing on that date (the "Public Document"). We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with the originals of all items submitted to us as copies. In rendering our opinions set forth in Paragraph 1 below, we have relied solely upon the information contained in the Public Document.

Based upon the foregoing, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Missouri.

2. The Rights to be issued pursuant to the Plan are duly and validly authorized.

We hereby consent to the use of this opinion as Exhibit 5 of the above-mentioned Registration Statement.

                /s/ PEPER, MARTIN, JENSEN, MAICHEL AND HETLAGE
CAA